UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IMPERIAL SUGAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 31, 2012

Dear Shareholder:

The Annual Meeting of Shareholders will be held on Thursday, March 22, 2012 at 8:00 a.m., Central Time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479. You are cordially invited to attend.

At the meeting we will elect two directors, act on the ratification of auditors and act on an advisory proposal to approve the compensation of the Company’s named executive officers.

Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company’s progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

Sincerely,

John C. Sheptor
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders to be Held on March 22, 2012

This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 are available free of charge on the Company’s website at www.imperialsugarinvestors.com.

P.O. BOX 9   •   SUGAR LAND, TEXAS 77487-0009

TELEPHONE 281-491-9181   •   FAX 281-490-9895

IMPERIAL SUGAR COMPANY

Notice of Annual Meeting of Shareholders

To Be Held March 22, 2012

To the Shareholders of Imperial Sugar Company:

The 2012 Annual Meeting of Shareholders of Imperial Sugar Company (the “Company”) will be held on Thursday, March 22, 2012 at 8:00 a.m., Central Time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479, for the following purposes:

(1)	to elect two directors;

(2)	to consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2012;

(3)	to consider and act on an advisory proposal to approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on January 24, 2012 are entitled to notice of and to vote at the meeting.

The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

By order of the Board of Directors,

Louis T. Bolognini
Secretary

Sugar Land, Texas

January 31, 2012

IMPERIAL SUGAR COMPANY

P.O. Box 9

Sugar Land, Texas 77487-0009

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Sugar Company (the “Company”) to be voted at the 2012 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by other electronic correspondence or in person. The Company has retained D.F. King, Inc. on customary terms and at an estimated fee of $8,000, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about January 31, 2012.

All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

(1)	for the election of the two directors named below;

(2)	for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2012; and

(3)	for the approval of the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The majority of the outstanding shares of common stock, without par value, of the Company (“Common Stock”) entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked “Abstain” on a matter will be considered to be represented at the meeting for quorum purposes.

Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Directors are elected by a majority of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for approval of the compensation paid to the Company’s named executive officers and adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals, and broker non-votes will have no effect on the outcome of these proposals.

The vote on approval of the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is advisory in nature and will not be binding on the Company or the Board of Directors.

The persons named in the accompanying proxy may act with discretionary authority should any director nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

At the close of business on January 24, 2012, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 12,219,036 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held, and cumulative voting is not allowed in the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors recommends a vote

FOR the election of the persons nominated herein.

The Company’s Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2012 Annual Meeting, the terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2015, and until their successors are qualified. The terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2013 and the terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2014, and, in each case, until their successors are qualified. The Company has determined the following directors to be independent under rules of The NASDAQ Stock Market LLC (“NASDAQ”): Gaylord O. Coan; James J. Gaffney; Ronald C. Kesselman; David C. Moran; John K. Stokely and John K. Sweeney.

Nominees

At the 2012 Annual Meeting, the Board of Directors of the Company proposes to elect John Sheptor and John K. Sweeney as Class I directors. All of the nominees currently serve as directors of the Company. Set forth below is certain information concerning the nominees, including the business experience of each during the past five years, other directorships held at any time during the past five years, the specific experience, qualifications, attributes and skills as determined by the Board of Directors as being relevant for each nominee serving as a director of the Company and the age of each nominee on January 24, 2012.

Directors in Class I

(Terms expiring at the 2015 Annual Meeting of Shareholders)

John Sheptor, age 53, was appointed President, Chief Executive Officer and a director in January 2008. Mr. Sheptor joined the Company as Executive Vice President and Chief Operating Officer in February 2007. Prior to joining the Company, from 2005 to 2007 Mr. Sheptor held the position of Deputy Director for the Supply Chain Management System initiative funded under President Bush’s Emergency Plan for HIV/AIDS Relief in Washington, D.C. Previously, he was Executive Vice President of Merisant Worldwide, Inc., the distributor of Equal®, from 2001 to 2004, where he led all global operations, including manufacturing, research and development and information technologies. Prior to that position, he held general management, supply chain and manufacturing positions for Monsanto Company with a substantial international focus. The Board selected Mr. Sheptor to serve as a director because he is the Company’s President and Chief Executive Officer. Since his appointment, Mr. Sheptor has applied his extensive operational and agricultural commodity experience in manufacturing and supply chain functions that was acquired in government service and positions with international manufacturing businesses, to his service on the Board. He also brings to the Board experience in new product development and joint venture management, and provides insight into the global sweetener industry. Mr. Sheptor received a B.S. in chemical engineering from Rensselaer Polytechnic Institute and an Executive M.B.A. from Tulane University.

John K. Sweeney, age 59, has been a director of the Company since August 2001. Mr. Sweeney is currently a partner in Realm Partners LLC, an investment management company. Mr. Sweeney was, until November 2008, a Managing Director of Barclays Capital, where he was involved in high yield, distressed and special situation investments. Prior to joining Barclays Capital, Mr. Sweeney was with Lehman Brothers and predecessor firms from 1974 to 2008. Mr. Sweeney brings to the Board extensive experience in corporate finance, strategic and accounting matters and provides the Board with valuable insights into the operation of capital markets and opportunities for strategic utilization of such markets. His experience in executive compensation matters enables him to serve as the chair of the Executive Compensation Committee. Mr. Sweeney received a B.A. in business administration from Saint Michael’s College and an M.B.A. from New York University.

Continuing Directors

Set forth below is certain information concerning the five directors of the Company whose present terms of office are scheduled to continue until 2013 or 2014, as applicable, including the business experience of each during the past five years, other directorships held at any time during the past five years, the specific experience, qualifications, attributes and skills as determined by the Board of Directors as being relevant for each serving as a director of the Company and the age of each director on January 24, 2012.

Directors in Class II

(Terms expiring at the 2013 Annual Meeting of Shareholders)

James J. Gaffney, age 71, has been a director of the Company since August 2001 and has served as chair of the Board of Directors since February 2003. From 1997 to 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Mr. Gaffney has been a director of Armstrong World Industries since 2006, SCP Pool Corporation since 1998, Beacon Roofing Inc. since 2004 and C&D Technologies, Inc. since December 2010. He also served as a director of World Color Press Inc. from 2009 until 2010. Mr. Gaffney has held a number of leadership positions in businesses in a variety of industries. In these roles, he developed broad experience in operations, financial and corporate matters which, along with his directorships in other companies, enable him to play a key role in all matters involving the Board, including serving as chair of the Board of Directors and of the Nominating and Corporate Governance Committee. Mr. Gaffney received a B.B.A. in accounting from St. John’s University and an M.B.A. from New York University.

Ronald C. Kesselman, age 68, has been a director of the Company since October 2008. Mr. Kesselman is currently a consultant, and has more than 40 years business experience, including a number of roles in the food and consumer products industries. Previously, he served as Chairman and Chief Executive Officer of Elmer’s Products, Inc., a manufacturer of glues and adhesives, from 1995 to 2003, and before his service at Elmer’s Products, Inc., he served in executive roles with Borden Inc. and Mattel Corporation. Mr. Kesselman has served on the Board of Directors of the Inventure Group, Inc. since 2008 and of New Page Corporation since 2010. He also served on the Board of Directors of American Italian Pasta Co. from 2007 until 2010. Mr. Kesselman has held leadership positions in a variety of consumer products businesses, and served as a director of other companies. This broad based executive experience enables him to provide the Board with valuable perspective and insight into numerous operational, financial and risk management issues and strategies. Mr. Kesselman received a B.S. in economics from the University of Wisconsin and an M.B.A. from Northwestern University.

Directors in Class III

(Terms expiring at the 2014 Annual Meeting of Shareholders)

Gaylord O. Coan, age 76, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation’s second largest poultry processing company from 1995 until his retirement in 2001. He has been a director of Cotton States Life Insurance Company since 1996. Mr. Coan brings to the Board an in-depth knowledge of agricultural commodities, which is beneficial to the Board in light of the Company’s commodity sourcing and hedging activities. Mr. Coan has extensive operational and accounting experience, which enables him to provide valuable insights regarding the Company’s business and customer-supplier relationships and helps qualify him to serve as chair of the Audit Committee. Mr. Coan received a B.S. in agricultural economics from the University of Georgia.

David C. Moran, age 54, has been a director of the Company since December 2005. Mr. Moran is currently the Executive Vice President of H.J. Heinz Company, a food company, and President & CEO of Heinz Europe. Before assuming this role in August 2009, Mr. Moran was the President & CEO of Heinz North America. He joined Heinz in 1998 as Vice President, Sales for Heinz USA. He was with The Clorox Company from 1984 to 1998 in various sales-related and executive positions. Mr. Moran’s background in food-related businesses, including those that utilize sweeteners, provides the Board with a unique perspective on strategy and a variety of operational matters, including sales, marketing, customer service and food quality and security. His international experience has also proven valuable as the Company explores opportunities with non-U.S. suppliers, customers and potential business partners. Mr. Moran received a B.S. in business from the University of Louisville and completed an advanced management program at Harvard University.

John E. Stokely, age 58, has been a director of the Company since October 2008. Mr. Stokely is currently retired. From August 1999 until his retirement in 2007, Mr. Stokely served as President of JES, Inc. an investment and consulting firm providing strategic and financial advice to companies in various industries. Mr. Stokely has been a director of ACI Worldwide, Incorporated since 2000 and SCP Pool Corporation since 2003. He also was a director of O’Charley’s from 2004 through 2008 and Performance Food Group from 1998 through 2008. Mr. Stokely’s experience as former Chairman, Chief Executive Officer and President of Richland Holdings, Inc., a large food distribution and retail grocery store company, and in providing strategic and financial advice to companies engaged in a variety of industries, including the food industry, as well as his history of service as a director of other companies, enable him to bring unique insights to the Board on strategy and a variety of issues impacting the Company. As a result of Mr. Stokely’s knowledge of finance and accounting, he is an “audit committee financial expert” as defined by the SEC rules. Mr. Stokely’s experience in providing strategic advice to companies also enables him to serve as the chair of the Operational Safety Committee and the Operations Committee. Mr. Stokely received a B.A. in accounting from the University of Tennessee.

CORPORATE GOVERNANCE

Election of Directors

Directors are elected by a majority of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes against his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors.

The Board of Directors currently does not have a mandatory retirement policy. The Board has concluded that a mandatory retirement age for directors is not appropriate. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s business, history, policies and objectives. The Board believes that as an alterative to a mandatory retirement age, it can ensure that the Board continues to evolve and adopt new viewpoints through the director evaluation and nomination process described in the Company’s Corporate Governance Guidelines, which are available on the Company’s web site located at www.imperialsugarinvestors.com. The chair of the Board, as well as the Nominating and Corporate Governance Committee, monitors the performance of directors and will take steps as necessary regarding continuing director tenure.

Leadership Structure

The Board currently has a policy of separating of the roles of Chief Executive Officer and chair of the Board of Directors. With the roles of chair and Chief Executive Officer being separate, the Company does not have a lead Independent Director. The Board of Directors has an independent chair, Mr. Gaffney, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. The Board believes that separation of the positions of Board chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Board believes that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, the Board believes that having an independent Board chair enhances the effectiveness of the Board as a whole and is an appropriate leadership structure for the Company.

Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company. The Board oversees its risk management responsibilities directly and through its committees. Specifically, the Board has responsibility for overseeing, reviewing and monitoring the Company’s overall risks and certain specific risks, and Board committees are also responsible for the oversight of specific risk areas relevant to their function. The oversight responsibility of the Board and its committees is enabled by an enterprise risk management process implemented by management that is designed to identify, assess, manage and mitigate risks. The Board satisfies its risk management oversight responsibility through reports by the committee chairs to the full Board regarding the respective committee’s risk oversight and other activities, as well as through regular reports to the Board or the appropriate committees from officers responsible for oversight and management of particular risks within the Company. Further, the Board is informed of developments that could affect the Company’s risk profile or other aspects of risks that could affect the Company. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors, through its Executive Compensation Committee in consultation with its independent compensation consultant, reviewed the Company’s compensation practices, policies and programs for all employees. The Committee believes that the Company’s compensation practices, policies and programs represent an appropriate balance of short-term and long-term compensation and do not encourage employees to take unnecessary or excessive risks that are likely to have a material adverse effect on the Company.

Board Meetings and Committees

The Company’s Board of Directors met 11 times during the fiscal year ended September 30, 2011. Directors are expected to attend all Board meetings and the annual meeting of shareholders. All members of the Board of Directors attended the 2011 Annual Meeting of Shareholders. All current directors attended at least 90% of their Board meetings and committee meetings which they were eligible to attend. At intervals between formal meetings, members of the Board of Directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

The Board of Directors has five standing committees: Audit, Executive Compensation, Nominating and Corporate Governance, Operations and Operational Safety. The Board also formed a Special Investigative Committee on October 5, 2011. The membership and principal responsibilities of the committees are described below.

Audit Committee

Members:	Gaylord O. Coan, Chair
Ronald C. Kesselman
John E. Stokely

The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Audit Committee reviews with the Company’s internal audit staff and independent registered public accounting firm the scope and results of their audits; monitors the adequacy of the Company’s system of internal controls and procedures; selects, subject to ratification by the shareholders, the independent registered public accounting firm, and reviews and approves the fees paid for services rendered by such accountants. During the fiscal year ended September 30, 2011, the Audit Committee met eight times. Yves-Andre Istel served as a member of the Audit Committee until his resignation from the Board effective December 5, 2011. Mr. Istel resigned from the Board of Directors in order to devote more time to his personal and business affairs. Mr. Kesselman was appointed to be a member of the Audit Committee on December 21, 2012. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the Audit Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

Executive Compensation Committee

Members:	John K. Sweeney, Chair
Gaylord O. Coan
James J. Gaffney
David C. Moran

The Executive Compensation Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee establishes the salaries, bonuses and other compensation for the Company’s directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or, in some cases, recommends to the Board the Company’s compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company’s Long Term Incentive Plan and administers the Company’s incentive bonus plans. The Executive Compensation Committee met six times during the fiscal year ended September 30, 2011. Additional information about the Executive Compensation Committee and its responsibilities is included in the section of this proxy statement entitled “Compensation Discussion and Analysis” and in the Company’s Executive Compensation Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

Nominating and Corporate Governance Committee

Members:	James J. Gaffney, Chair
Ronald C. Kesselman

The Nominating and Corporate Governance Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance guidelines applicable to the Company. The Committee also provides assistance to the Board in the areas of committee member selection, evaluation of the overall effectiveness of the Board and committees of the Board, and review and consideration of corporate governance practices and regulatory policies. This Committee met eight times during the fiscal year ended September 30, 2011. Mr. Istel served as chair of the Nominating and Corporate Governance Committee until his resignation from the Board effective December 5, 2011. Effective December 5, 2011, Mr. Gaffney was appointed chair of the Nominating and Corporate Governance Committee. Additional information about the Nominating and Corporate Governance Committee and its responsibilities is included in the section of this proxy statement entitled “Nominating and Corporate Governance Committee Report” and in the Company’s Nominating and Corporate Governance Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

Operations Committee

Members:	John E. Stokely, Chair
Gaylord O. Coan

The Operations Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. This committee assists the Board in fulfilling its oversight responsibilities regarding the Company’s business operations and strategies relating thereto. The Committee provides advice and counsel to management on such matters and may seek advice from outside advisors and consultants with the Board’s approval. Additional information about the Operations Committee and its responsibilities is included in the Company’s Operations Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com. This Committee met 27 times during the fiscal year ended September 30, 2011.

Operational Safety Committee

Members:	John E. Stokely, Chair
Ronald C. Kesselman
David C. Moran

The Operational Safety Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. This Committee provides assistance to the Board in fulfilling its oversight responsibilities to shareholders, employees and all other stakeholders of the Company in matters of operational safety. The Committee monitors and oversees the Company’s efforts to anticipate, identify and mitigate operational safety risks and assists the Board in the oversight of the quality and integrity of the Company’s safety policies and procedures, the Company’s compliance with legal and regulatory safety requirements and the overall performance of the Company’s safety policies and procedures. Additional information about the Operational Safety Committee and it responsibilities is included in the Company’s Operational Safety Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com. This Committee met 10 times during the fiscal year ended September 30, 2011.

Special Investigative Committee (Formed in 2008)

Members:	Ronald C. Kesselman, Co-Chair
John E. Stokely, Co-Chair

The Special Investigative Committee consisted of members who were not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Board established this Committee in October 2008 to independently investigate allegations raised by certain shareholders relating to the February 2008 accident at the Company’s refinery in Port Wentworth, Georgia, which resulted in a derivative lawsuit being filed against certain parties, including the Company and its directors who are not members of this Committee. The Committee was authorized to engage such legal counsel, experts, consultants and advisers as it deemed desirable or necessary to assist it in the discharge of its responsibilities. This Committee, which was dissolved on February 18, 2011, met one time during the fiscal year ended September 30, 2011.

Special Investigative Committee (Formed in 2011)

Members:	John E. Stokely, Chair
Ronald C. Kesselman
John K. Sweeney

The Special Investigative Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Board established this Committee in October 2011 to independently investigate allegations made by certain shareholders relating to the Company’s periodic SEC filings for the period December 29, 2010 through August 5, 2011. The Committee is authorized to engage such legal counsel, experts, consultants and advisers as it deems desirable or necessary to assist it in the discharge of its responsibilities. This Committee was formed on October 5, 2011 and did not meet during the fiscal year ended September 30, 2011. Gaylord O. Coan was appointed as a member of this Committee on October 5, 2011 and resigned his position on the Committee on October 11, 2011. John K. Sweeney was appointed as a member of this Committee on October 14, 2011.

Policies and Procedures for Approval of Related Person Transactions

Under the Company’s Code of Ethics, directors, officers and employees are to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that directors, officers and employees make a prompt disclosure in writing through Company reporting channels or to the Company’s legal department of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. For transactions involving executive officers of the Company, the Senior Vice President, General Counsel and Corporate Secretary reviews the written disclosure described above with the Chairman of the Audit Committee and/or the Company’s Chief Executive Officer, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The matter may be referred to the Company’s Board of Directors as circumstances require. If the transaction involves the Chief Executive Officer or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case, the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual employee, officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not in writing.

Director Remuneration

The chair of the Board of Directors receives an annual retainer of $90,000 and each other director who is not an officer or employee of the Company receives an annual retainer of $45,000. Directors are also paid $1,500 per Board meeting for each meeting attended after the tenth meeting of the fiscal year. In addition to cash compensation described above, each non-employee director receives an annual equity grant valued at $55,000, except for the non-executive chair who receives an annual equity grant valued at $110,000. These equity grants are made on the third business day following the release of the Company’s first fiscal quarter financial results, with the number of shares determined on the basis of the average of the high and low price of the Company’s common stock on the day of the grant, and vest six months after service on the Board terminates. The chairs of the Audit and the Operational Safety Committees receive an additional $15,000 annual retainer, and the other members of those committees receive an additional $10,000 annual retainer. Members of the Audit and Operational Safety Committees are also paid $1,000 per committee meeting for each meeting attended after the eighth meeting of the fiscal year. The chairs of the Executive Compensation and the Nominating and Corporate Governance Committees receive an additional $10,000 annual retainer, and other members of those committees receive an additional $5,000 annual retainer. Members of the Executive Compensation and Nominating and Corporate Governance Committees are also paid $1,000 per committee meeting for each meeting attended after the eighth meeting of the fiscal year.

The chair and other member of the Operations Committee do not receive additional annual retainers. Through February 18, 2011, the chair of the Operations Committee was paid $1,000 for each meeting attended and $3,500 for each visit to the Company’s facilities, and the other member of the Operations Committee was paid $500 for each meeting attended and $1,750 for each visit to the Company’s facilities. Effective February 19, 2011, the chair of the Operations Committee was paid $1,000 for each telephonic meeting and $3,500 for each in-person meeting or facility visit, and the other member of the Operations Committee was paid $500 for each telephonic meeting and $1,750 for each in-person meeting or facility visit.

The co-chairs of the Special Investigative Committee formed in 2008 each received annual retainers of $25,000 and payments of $1,000 for each meeting attended after the fifth meeting of each fiscal year. The members of the Special Investigative Committee formed in 2011 each receive an annual retainer of $25,000 and payments of $1,000 for each meeting attended after the fifth meeting of each fiscal year.

All retainers are paid quarterly. The Company reimburses each director for travel expenses incurred in connection with their attendance at Board or committee meetings or other Company business meetings. Directors who are employees of the Company do not receive compensation for serving on the Board or its committees. The following table provides information on the Company’s compensation for non-employee directors for fiscal 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Gaylord O. Coan	83,500	54,993	—	138,493
James J. Gaffney	101,500	109,998	—	211,498
Yves-Andre Istel (3)	66,500	54,993	—	121,493
Ronald C. Kesselman (2)	96,000	54,993	—	150,993
David C. Moran	62,000	54,993	—	116,993
John E. Stokely (2)	141,500	54,993	—	196,493
John K. Sweeney	55,000	54,993	—	99,993

(1)	Amounts reflected in this column is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Each director except Mr. Gaffney was granted 4,805 restricted stock units during fiscal 2011; Mr. Gaffney was granted 9,611 restricted stock units during fiscal 2011. Restricted stock units outstanding as of September 30, 2011 were as follows: Mr. Gaffney, 30,636 units; Messrs. Coan, Istel, Moran and Sweeney, 13,518 units; and Messrs. Kesselman and Stokely, 19,881 units. Stock options outstanding as of September 30, 2011 were as follows: Mr. Gaffney, 1,667 options; Mr. Coan, 834 options; Mr. Istel, 2,876 options; Mr. Moran, 10,000; and Mr. Sweeney, 52,324 options.
(2)	Due to a clerical mistake, Messrs. Kesselman and Stokely were underpaid in fiscal year 2010 for their service on the Special Committee that was formed in 2008. The underpayment was corrected in fiscal year 2011, which payment is reflected in the table above.
(3)	Mr. Istel resigned from the Board effective December 5, 2011.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying qualified individuals who might become a Board member. This Committee has also been charged with the responsibility of monitoring the Company’s corporate governance profile, with the intent of seeking to maintain “best practices” in the area of corporate governance. To assist the Committee in fulfilling this responsibility, it has selected a Chief Governance Officer, Louis T. Bolognini, who is a senior executive and general counsel for the Company and whose duties include corporate governance matters. The Nominating and Corporate Governance Committee met eight times in fiscal 2011. The Charter of the Nominating and Corporate Governance Committee as adopted by the Board of Directors is available free of charge on the Company’s web site located at www. imperialsugarinvestors.com.

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director and endeavors to have a Board representing diversity of business experience, skills, talents and viewpoints that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure.

The Company’s Corporate Governance Guidelines require that at least 75% of all of the Company’s directors meet the criteria for independence established by NASDAQ for continued listing, including its listing standards, and all other legal requirements. Under NASDAQ listing standards, to be considered independent, a director must not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, certain specified relationships preclude a finding of independence. The standards specify the criteria by which independence of directors will be determined.

The Board of Directors has determined that all of its non-management members and more than 75% of its members are independent under NASDAQ listing standards. It has also determined that each member of the Audit, Executive Compensation, Nominating and Corporate Governance, Special Investigative Committee formed in 2008, Special Investigative Committee formed in 2011, Operations and Operational Safety Committees is independent. The non-management directors meet in executive session without members of management present at every regular Board meeting and the chair of the Board, James J. Gaffney, presides at these executive sessions.

All directors standing for election at the 2012 Annual Meeting of Shareholders are directors currently serving on the Board were recommended by the Nominating and Corporate Governance Committee and were approved by all of the independent directors. The Committee also considers qualified nominees recommended by shareholders; any recommendation for the 2012 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at P.O. Box 9, Sugar Land, Texas 77487.

Interested parties with questions or comments may communicate with Mr. Gaffney and other non-management members of the Board by confidential email. The email address is accessible in the investor relations section of the Company’s web site under the caption, “Contact the Board.”

Nominating and Corporate Governance Committee

James J. Gaffney, Chair

Ronald C. Kesselman

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors. The general objectives of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) compliance by the Company with the internal control requirements as found in Section 404 of the Sarbanes-Oxley Act and (4) performance of the Company’s internal auditors and the independence and performance of the Company’s external auditors. The Audit Committee has adopted a policy that it must pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm and has delegated to the chair the authority to approve non-audit services arising between Committee meetings. The Audit Committee met eight times in fiscal 2011. The specific duties of the Audit Committee are described in the Audit Committee Charter as adopted by the Board of Directors. The Company has adopted a Code of Ethics, which, along with the Audit Committee charter, are available free of charge on the Company’s web site located at www.imperialsugarinvestors.com. The Company’s Code of Ethics requires management to make annual reports to the Audit Committee. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

The Company’s Board of Directors has determined that John E. Stokely is an “audit committee financial expert,” as defined by SEC Regulation S-K Item 407(d).

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2011. First, the Audit Committee has met and held discussions with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2011, regarding those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 114. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP their independence and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP’s independence. Finally, the Audit Committee reviewed and discussed with Deloitte & Touche LLP (on some occasions with the Company’s management present and sometimes in private sessions) the Company’s audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Gaylord O. Coan, Chair

Ronald C. Kesselman

John E. Stokely

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership as of January 24, 2012 of Common Stock of each director of the Company, each named executive officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock listed below.

	Beneficial Ownership of Common Stock
	Number of Shares(1)(2)	Percentage of Class
Louis T. Bolognini	43,825	*
Gaylord O. Coan	3,667	*
James J. Gaffney	5,223	*
Patrick D. Henneberry	57,176	*
Ronald C. Kesselman	—	*
H.P. Mechler	55,620	*
David C. Moran	16,500	*
Raylene M. Carter	15,031	*
John C. Sheptor	206,578	1.7%
John E. Stokely	—	*
John K. Sweeney	53,324	*
All directors and executive officers as a group (13 persons) (2)	501,727	4.1%

Passport Management, LLC (3)	700,587	5.7%
30 Hotaling Place, Suite 300
San Francisco, CA 94111
Dimensional Fund Advisors LP (4)	845,738	6.9%
Palisades West,
Building One, 6300 Bee Cave Road
Austin, TX 78746
B1ackRock, Inc. (5)	698,073	5.7%
40 East 52nd Street
New York, NY 10022

* Percentage of shares of Common Stock beneficially owned does not exceed 1% of the applicable class.

(1)	Includes shares subject to stock options exercisable within 60 days as follows: Mr. Coan, 834 shares; Mr. Gaffney,1,667 shares; Mr. Henneberry, 8,334 shares; Mr. Mechler, 5,834 shares; Mr. Moran, 10,000 shares; Mr. Sweeney, 52,324 shares; all executive officers and directors as a group, 82,327 shares.
(2)	Excludes restricted stock units which are not fully vested, for which the grantee has no voting rights as follows: each of Messrs. Kesselman and Stokely, 19,881 shares; Mr. Gaffney, 30,636 shares; and each of Messrs. Coan, Moran and Sweeney, 15,318 shares.
(3)

As reported on a Schedule 13G/A dated February 11, 2011 by Passport Special Opportunities Master Fund, LP, Passport Agriculture Master Fund SPC Ltd. for and on behalf of Portfolio A, Blackwell Partners, LLC, Passport Plus, LLC, Passport Capital, LLC and John Burbank, (i) Passport Special Opportunities Master Fund, LP (“Fund I”) beneficially owned 176,076 shares, Passport Agriculture Master Fund SPC Ltd. for and on behalf of Portfolio A (“Fund II”) beneficially owned 349,011 shares and Blackwell Partners, LLC

(“Fund III” and together with Fund I and Fund II, the “Funds”) beneficially owned 175,500 shares, (ii) Passport Plus, LLC is the general partner to Fund I, (iii) Passport Capital, LLC is the investment manager to Fund I, Fund II and Fund III and the managing member of Passport Plus, LLC, (iv) John Burbank is the sole managing member of Passport Capital, LLC, and (v) as a result of (i)-(iv), each of Passport Capital, LLC, Passport Plus, LLC and John Burbank may be considered to indirectly beneficially own the shares owned by the Funds. The address for Passport Special Opportunities Master Fund, LP, Passport Agriculture Master Fund SPC Ltd. for and on behalf of Portfolio A, Blackwell Partners, LLC, Passport Plus, LLC, Passport Capital, LLC and John Burbank is c/o Passport Capital, LLC, 30 Hotaling Place, Suite 300, San Francisco, CA 94111.

(4)	As reported on a Schedule 13G/A dated February 11, 2011, Dimensional Fund Advisors LP had sole investment power for all 845,738 shares and sole voting power for 815,836 shares.
(5)	As reported on a Schedule 13G/A dated January 21, 2011, B1ackRock, Inc. had sole investment and voting power for all 698,073 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2011 and Forms 5 and amendments thereto, or written representations that no Forms 5 were required, the Company believes during the fiscal year ended September 30, 2011, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements with the exception of (i) a Form 4 for John C. Sheptor, President and CEO, was not filed on or before each of February 2, 2011, February 11, 2011 and February 16, 2011, as required to report the withholding of Common Stock to pay the tax liability upon the vesting of shares of restricted stock on January 31, 2011, February 9, 2011 and February 14, 2011, respectively; these transactions were reported on a Form 4 for Mr. Sheptor on February 22, 2011; and (ii) a Form 4 for Raylene M. Carter, Vice President-Manufacturing, was not filed on or before May 9, 2011, as required to report the withholding of Common Stock to pay the tax liability upon the vesting of shares of restricted stock on May 5, 2011; this transaction was reported on a Form 4 for Ms. Carter on May 11, 2011.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, the Executive Compensation Committee consisted of John K. Sweeney (Chair), Gaylord O. Coan, James J. Gaffney and David C. Moran. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Philosophy

The Company’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at targeted levels of performance, in order to attract, motivate and retain talented executives. Second, the program is structured to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. The Company provides both short-term and long-term incentive compensation that varies based on corporate and individual performance.

The executive compensation program has been structured with three primary components: base salary, annual incentives (via a cash bonus plan) and long-term incentives (via equity grants). The following discussion describes the Company’s plans by component of compensation and discusses how each component relates to the Company’s overall executive compensation philosophy. In establishing the executive compensation programs, the Company believes that:

•	base salaries should be at levels competitive with peer companies that compete with the Company for business opportunities and executive talent;

•	annual incentive bonuses should reflect progress toward company-wide performance objectives and individual key performance objectives; and

•	long-term incentives should provide a direct link between the interests of shareholders and executives and promote an appropriate balance between short- and long-term goals and decision making.

Purpose

The executive compensation program has been designed to accomplish the following long-term objectives:

•

provide competitive compensation and benefits (relative to an appropriate peer group of companies) that will enable the Company to recruit, retain and motivate the executive talent necessary to be successful;

•	create a clear and direct relationship between executive pay and corporate and individual performance;

•	produce long-term, positive results for the Company’s shareholders that are aimed at increasing shareholder value; and

•	provide executives with opportunities to earn long-term rewards that are commensurate with sustained increases achieved in shareholder value.

Administration

The executive compensation program is administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance—Executive Compensation Committee.” Policies adopted by the Committee are implemented by the Company’s compensation and benefits staff. The Committee has also retained Lyons, Benenson & Company Inc. as its independent compensation consultant with respect to executive compensation matters. The consultant working on the Company’s executive compensation matters reports to and acts at the direction of the Committee. Management does not direct or oversee the activities of the consulting firm with respect to the Company’s executive compensation program and has not engaged the consulting firm for any other matters.

The Company also provides an annual shareholder advisory vote on the compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. This “say-on-pay” vote is not binding on the Company, the Committee or the Board of Directors; however, the Board of Directors and the Committee reviews the voting results and considers them, along with any specific insight gained from shareholders of the Company and other information relating to the shareholder vote on this proposal, when making decisions regarding executive compensation. For more information, see “Proposal 3: Advisory Vote on the Compensation of the Company’s Named Executive Officers.” Our shareholders positive say-on-pay vote for the year ending September 30, 2010 was viewed as being reflective, among other matters, of our firm commitment to linking pay to performance. The Company’s performance for the year ending September 30, 2011 did not warrant salary increases or the payment of bonuses under the Management Incentive Plan.

This Compensation Discussion and Analysis (“CD&A”) of the compensation programs for the Company’s named executive officers (“NEOs”) as described under “Executive Compensation” below is intended to provide an overview of the various compensation and benefit programs, rationale for their existence and how they link to performance and actual pay decisions overseen by the Committee. The narrative that follows contains descriptions of underlying rationale and decisions regarding pay philosophy and its application to the Company’s business and executives. Any analysis and interpretation of this information should be limited to understanding how the executive compensation and benefits programs are structured and should not be viewed as statements of expectations, forward-looking estimates of financial results or any related guidance to investors or the investment community.

Briefly summarized, the Committee is responsible for:

•	Reviewing and approving the Company’s compensation philosophy;

•	Approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain senior executives, including the Chief Executive Officer;

•	Assessing the appropriateness of the total compensation paid to the Company’s principal officers;

•	Periodically reviewing and approving stock ownership guidelines, including granting or making recommendations to the Board concerning employee stock options and restricted stock grants;

•	Approving new or material changes to existing employee benefit plans;

•	Maintaining and updating on a regular basis a written Executive Compensation Committee Charter detailing the Committee’s duties;

•	Reviewing and reporting to the Board the status of the Company’s director compensation practices in relation to other companies of comparable size and within similar industries;

•	Reviewing with the chair of the Board the Chief Executive Officer’s compensation on an annual basis;

•	Issuing an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement; and

•	Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the chair of the Board or as designated in plan documents.

Selection of Compensation Peer Group

To assist with determining executive compensation, including base salary and annual and long-term incentive compensation, the Committee typically utilizes a Compensation Peer Group, a group of comparable companies against which the Committee benchmarks the Company’s compensation program. In fiscal 2011, the Compensation Peer Group included 18 companies. The Compensation Peer Group is the source of compensation database information. The Committee’s independent consultant develops analyses on the basis of information drawn from the database, and those analyses include the compensation levels and practices of the Compensation Peer Group companies. The selection of the companies included in the Compensation Peer Group reflects consideration of the following factors: (1) companies that are competitors in the food processing and commodities sector, although there are no publicly traded companies that are direct competitors in the domestic sugar processing industry; (2) companies that compete for the same specialized talent pool; (3) companies that may experience similar business cycles; (4) companies that may be tracked similarly by analysts; and (5) companies that have reasonably comparable revenues and market capitalizations. In evaluating analyses based on Compensation Peer Group data, the Committee especially considers revenues, comparability to the Company’s business and whether or not the Compensation Peer Group companies are in the commodity food business.

The Compensation Peer Group utilized for fiscal 2011 is as follows:

Company Name	2010 Revenue In Millions
Alliance One International, Inc.	$2,094.1
Boston Beer Company, Inc.	505.9
Calavo Growers, Inc.	398.4
Cott Corporation	1,803.3
Farmer Brothers Co.	450.3
Flowers Foods, Inc.	2,573.8
Green Mountain Coffee Roasters, Inc.	1,356.8
J&J Snack Foods Corp.	696.7
Lancaster Colony Corporation	1,056.6
MGP Ingredients, Inc.	202.0
Peet’s Coffee & Tea, Inc.	333.8
Ralcorp Holdings, Inc.	4,048.5
Reddy Ice Holdings, Inc.	315.5
Sanderson Farms, Inc. Snyders-Lance, Inc.	1,925.4 979.8
SunOpta Inc.	898.9
Tootsie Roll Industries, Inc.	521.4
Treehouse Foods, Inc.	1,817.0

The Committee periodically references other independent compensation surveys for executive pay practices in general industry and the food industry. Recommendations for base salary, bonuses and other compensation arrangements are developed under the supervision of the Committee by the Company’s compensation and benefits staff utilizing the foregoing information and analyses and with assistance from the independent compensation consultants. The Compensation Peer Group data provides guidance but does not dictate the setting of executive officers’ compensation.

In addition to this peer-based market analysis, an internal equity analysis is carried out to ensure that both the total compensation and individual compensation components for each executive officer position are sized appropriately in relation to each other.

Timing of Compensation Decisions

All elements of executive compensation are typically determined in November, December and January of each fiscal year after a review of financial, operating and personal performance for the year. The Committee may, however, review salaries or grant long-term incentive awards at other times during the year for a variety of reasons, although principally in recognition of new appointments or promotions during the year.

The following table summarizes the approximate timing of some of the more significant compensation events:

Event	Timing
Set Board and committee dates	At least one year prior to meeting dates. Board meetings have historically been held in December, January, April-May, July-August and September, and committee meetings have been held on the day before each Board meeting.

Establish executive officer financial and personal objectives	September of each fiscal year (with respect to compensation for the following fiscal year)

Monitor Company and executive officer performance against objectives established in the previous fiscal year	April and July of each fiscal year (with respect to compensation for the current fiscal year)

Evaluate executive compensation (achievement of objectives established in the previous fiscal year), review external consultant analysis and recommend all elements of compensation based on those results and analysis	November/December/January of each fiscal year (with respect to compensation for prior fiscal year)

Payment of annual incentive bonus	December of each year

Grants of long-term incentive awards	First fiscal quarter of each year

Additional information regarding the timing of stock option and restricted stock grants is discussed below under “Long-Term Incentives—Stock Options/Restricted Stock.”

Elements of Executive Compensation

General

The executive compensation program primarily consists of base salary, annual cash-based incentives, and long-term equity-based incentives, but also includes other elements of compensation generally available to all employees such as medical and dental, disability and term life insurance programs. The selection of the three main elements allows the Company to remain competitive in attracting, retaining and motivating executive talent with current and potential financial rewards. The compensation program and levels are generally keyed to the market medians. Thus, in years when the Company achieves its financial and operating goals and objectives, total compensation should be close to market medians. In years when the Company exceeds its goals and objectives, total compensation will be higher than market medians. In the event the Company fails to achieve at minimally acceptable levels, there would generally be no incentive compensation. Under the terms of our incentive plans, the Committee does retain the authority to apply its discretion to incentive compensation decisions. The Committee, therefore, could make discretionary incentive awards in years when goals and objectives are not achieved if doing so is believed to be in the best interests of the Company and its shareholders. Similarly, the Committee retains the discretion to reduce or eliminate incentive awards. While base salaries would be unaffected, the absence of incentive compensation would result in total compensation being below market medians. Overall, this means that the compensation package remains competitive enough to attract and retain top talent but does not over-reward average performance by NEOs. Actual compensation and target compensation levels may be set above the 50th percentile as warranted by performance and prevailing market conditions for executive talent, including the recognition of key skills that are in critical demand, as well as the reality that some positions are of higher internal value to the Company than competitive survey data suggests for peers.

For fiscal 2011, executive compensation set by the Committee for the NEOs resulted in total direct compensation at target that on average was approximately at the 25th percentile of the Compensation Peer Group. All of the NEOs were below the 50th percentile.

Relative Size of Major Compensation Elements

The combination of base salary, annual incentives and long-term incentives comprise total direct compensation. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term incentives for the achievement of both annual and long-term financial and non-financial objectives. The size of each element is based on market practice for the Compensation Peer Group as well as company-wide and individual performance. The Committee may also decide, as appropriate, to modify the relative mix of compensation elements to best fit an executive officer’s specific circumstances.

The relative level of incentive compensation typically increases in relation to an executive officer’s responsibilities within the Company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of the shareholders.

The following table summarizes the relative size of base salary and incentive compensation for fiscal 2011 (total direct compensation) for each of the NEOs:

Name	Base Salary	Annual Incentive Bonus	Long-Term Incentives
John C. Sheptor	50%	—	50%
Louis T. Bolognini	67%	—	33%
Patrick D. Henneberry	67%	—	33%
H.P. Mechler	67%	—	33%
Raylene M. Carter	66%	—	34%

Cash Compensation

Base Salaries

The Company’s base salary program is based on a philosophy of providing base compensation competitive with the Compensation Peer Group, but base compensation is not targeted at a specific percentile level. Rather, the Committee makes a subjective determination of the appropriate base salary level given the existing salary levels at the Company and a review of Compensation Peer Group data. The Company periodically reviews its executive compensation levels as compared to the external market since the Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

Annual base salary adjustments for the Company are based on several factors, including general levels of market salary increases, individual performance, competitive base salary levels and the Company’s overall financial results. For purposes of determining base salary adjustments, the Company reviews performance qualitatively and quantitatively, taking into account the level of earnings and each individual’s contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual’s value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

At September 30, 2011, the NEOs had the following base salaries:

Name	Base Salary
John C. Sheptor	$600,600
Louis T. Bolognini	$308,672
Patrick D. Henneberry	$368,413
H.P. Mechler	$336,960
Raylene M. Carter	$238,000

Messrs. Sheptor, Bolognini, Henneberry and Mechler did not receive a base salary adjustment in 2011. Ms. Carter received a base salary increase effective December 9, 2010 of 26.7% in connection with her appointment as Vice President—Manufacturing. No salary increases for the NEOs are being contemplated for 2012. The increases applicable to each executive reflect the Committee’s assessment of each executive’s performance and the relative position of their salaries to competitive benchmarks. The fiscal 2011 base salaries for the NEOs place them between the 19th and 65th percentiles of base salary for the Compensation Peer Group. The Committee believes that the salaries of the NEOs are within the range of competitive practice.

The Company’s annual cash bonus plan (the “Management Incentive Plan” or “MIP”) is intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percentage of base salary. The target bonus amount for each executive is directly dependent on the individual’s position, responsibility and ability to affect the Company’s financial and operating success.

The Company adopted goals under the MIP for fiscal 2011 for executive officers and certain other participants. Goals under the MIP for fiscal 2011 provided for cash bonuses based on achievement of a combination of individual performance goals and corporate performance goals. The corporate performance goals for fiscal 2011, initially established in November 2010 and finalized in December 2010, were based on the

Company’s attainment of certain EBITDA levels. The goals were derived from the business plan for the Company approved by the Board. Personal objectives are specific to each officer position and may relate to the following matters, among others:

•	improvement in specific key business metrics;

•	completion of strategic acquisitions or divestitures; or

•	the achievement of other business priorities.

The NEOs who participate in the MIP have target bonuses that range from 30% to 100% of base salary. Each target bonus opportunity as a percentage of base salary was set by the Committee after reviewing Compensation Peer Group data. In setting target bonus opportunities, the Committee makes subjective judgments taking into consideration competitive practice among the Compensation Peer Group companies as well as the Company’s business objectives and the potential impact that each position may have on overall Company results.

On December 12, 2011, the Committee established EBITDA as the fiscal 2012 corporate performance measure when it established the threshold, target and maximum EBITDA levels, and provided the potential for individual awards to be increased or decreased by up to 25% based on individual performance as determined by the Committee with input from the CEO.

Fiscal 2011 MIP Plan

For the fiscal 2011 MIP, the Committee established a corporate performance measure as well as personal objectives weighted proportionately based on the position of the NEO. The corporate performance measure was based on the Company’s EBITDA. The EBITDA target was set at $19 million. Under the plan, incentives based on personal objectives could be earned only if the Company’s fiscal 2011 EBITDA reached a threshold level of $19 million, and the corporate performance portion of the MIP would not be earned if the Company’s fiscal 2011 EBITDA was less than $19 million. To the extent the Company’s fiscal 2011 EBITDA was between $19 million and $38 million, target incentives based on personal and corporate objectives would be earned proportionately to the percentage by which EBITDA exceeds $19 million. At achievement of $28.5 million of EBITDA, NEOs could earn up to their maximum personal objective incentives, and the corporate performance portion of the MIP would be earned as follows: at achievement of $23.75 million of EBITDA, incentives equal to 50% of target incentives would be earned; at achievement of $28.5 million of EBITDA, incentives equal to the target incentives would be earned; at achievement of $33.25 million of EBITDA, incentives equal to 150% of the target incentives would be earned; at achievement of $38 million of EBITDA, maximum incentives equal to 200% of the target incentives would be earned; and incentives earned for EBITDA results between these percentages would determined by interpolation. The Company did not achieve the threshold EBITDA in fiscal 2011, and, as a result, no incentives under the MIP were paid.

The following table summarizes the fiscal 2011 annual incentive compensation target, allocation to personal objectives and achievement for each of the NEOs.

	2011 Annual Incentive(1)
Name	Incentive Target as a % of Base Salary	Corporate Objective Portion of Target	Personal Objective Portion of Target	Personal Objective Portion Achieved	Total Incentive as a % of Incentive Target
John C. Sheptor	100%	80%	20%	N/A	N/A
Louis T. Bolognini	50%	80%	20%	N/A	N/A
Patrick D. Henneberry	50%	80%	20%	N/A	N/A
H.P. Mechler	50%	80%	20%	N/A	N/A
Raylene M. Carter	30%	70%	30%	N/A	N/A

(1)	For the fiscal 2012 MIP, all of the MIP bonus will be based on achievement relative to the Company performance measure, with the potential for individual awards to be increased or decreased by up to 25% based on individual performance as determined by the Committee with input from the CEO.

Although no annual incentives were earned for 2011 under the MIP as described above, in December 2011 the Committee awarded discretionary bonuses of $25,000 each to Messrs. Bolognini and Mechler in recognition of their outstanding individual performance achievements and contributions to the Company over the past year, in particular with regard to the successful refinancing transaction and litigation matters.

Long-Term Incentives

The Imperial Sugar Company Long Term Incentive Plan, which was amended and restated effective February 18, 2011, reserved a total of 3,034,568 shares of Common Stock. The Committee has the discretion to determine the types of awards to be made under the Long Term Incentive Plan. Awards under the Long Term Incentive Plan may consist of one or more of the following:

•	incentive stock options and nonqualified stock options with exercise prices not less than fair market value on the grant date;

•	stock appreciation rights, or SARs;

•	stock, including restricted stock and conditional stock units; and

•	cash.

An award also may be in the form of a performance award that may be based on one or more of the following: revenues or sales (including specific types or categories thereof), based on units and/or dollars; revenue or sales growth; revenue or sales growth rate(s); production, in aggregate or by facility; net income measures (including income after capital costs and income before or after taxes) or EBITDA, absolute and/or growth rates; operating income, absolute and/or growth rates; earnings, absolute and/or growth rates; EPS, absolute and/or growth rates; economic value added; return on shareholders’ equity; return on capital or invested capital; risk-adjusted return on capital or invested capital; return on average assets; price per share of common stock; stock price measures (including growth measures); total shareholder return; total market value; profitability/profit margins; return on revenue measures; market share (in aggregate or by segment); costs

(including specific types or categories thereof); cash flow measures, including cash flow return on capital, cash flow return on tangible capital, cash flow and net cash flow; operating cash flow; working capital; budgeted expenses (operating or capital); weighted average cost of capital; value measures, including ethics compliance, environmental and safety performance and compliance, employee satisfaction and customer satisfaction; and corporate and business unit specific operational and financial performance. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Committee or another Board designated committee.

Stock Options/Restricted Stock

The long-term incentive device primarily used by the Committee is restricted stock grants because they align the interests of employees and shareholders by providing value to the executives and shareholders alike through stock price appreciation. Stock options were most recently used as a long-term incentive in 2005. Stock options granted to date have an exercise price equal to the average of the high and low trading price of the Company’s common stock at the date of grant. Options became exercisable in annual increments over a three-year period from grant date and expire ten years from date of grant. Restricted stock grants consist of the Company’s common stock and generally vest over a three- or four-year period from the date of grant with certain exceptions as described below.

The regular Board and Committee meeting schedule is set up to a year in advance. The timing of these meetings is not determined by executive officers, and the Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option and restricted stock decisions, the Committee is aware of the Company’s earnings results and takes them into account in determining Company performance and appropriate award size, but it does not adjust the size of grants to reflect possible market reaction to earnings announcements. Generally, annual stock option and restricted stock grants are made at the December or January meetings of the Committee, although specific grants may be made at other regular meetings to recognize the hiring or a promotion of an employee, a change in responsibility or a specific achievement. The fiscal year 2011 grants were made at the December 2010 meeting. In addition, the Committee does not backdate stock options and has not approved any re-pricing or discounting of stock options to any of its executive officers. The Company has also implemented a trading policy which specifies that any individual covered by this policy may not purchase, sell or enter into any market transactions with respect to the Company’s stock during any “blackout” period. In addition to blackout periods imposed in connection with the reporting of financial results, the Company may impose additional blackout periods during which executives may be aware of material non-public information about the Company, such as potential major acquisitions and divestitures.

The Company requires its officers to own specified amounts of Company stock. The number of shares of Company stock that must be held is set at a multiple of the officer’s base salary. The officer has a five year period from December 1, 2008, when the Compensation Committee adopted this requirement, to acquire the required amount of stock. For officers hired or promoted after December 1, 2008, the five-year period commences effective with their employment or promotion to an officer position. The share ownership requirements are as follows:

Position	Multiple
Chief Executive Officer	2X
Senior Vice Presidents	1X
Vice Presidents	.75X

Individual and joint holdings of Company stock with immediate family members as specified by the Committee, apply toward the ownership requirements. Failure to meet the guidelines within the specified period will result in a 30 percent reduction in future grants to officers who failed to achieve the required ownership until such time as the guidelines are met.

To date, the Committee has not make grants of restricted shares for fiscal 2012.

Restricted Stock Granted to Executive Officers in Fiscal 2011

The Committee makes grants of stock options and restricted stock primarily to reward prior performance but also to retain executive officers and provide incentives for future performance. The size of the stock option and restricted stock grant typically increases with the level of position. In determining the amount, if any, of stock options and restricted stock granted to executive officers, the Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions with the comparative groups;

•

the total number of stock options and restricted stock granted to an executive over the course of his or her career, together with the retentive effect of additional stock option and restricted stock grants; and

•	a review of the internal equity of peer position career grants.

Restricted stock grants were made to the NEOs in January 2011 as follows: Mr. Sheptor, 45,466 shares, Mr. Bolognini, 11,683 shares, Mr. Henneberry, 13,944 shares, Mr. Mechler, 12,754 shares and Ms. Carter 9,306 shares. These grants ranged in value from 35% to 100% of their base salaries. These grants were predicated on long-term, equity incentive grant guidelines that were developed on the basis of an analysis of competitive grant levels within the Compensation Peer Group. The annual grant guidelines adopted by the Committee on the recommendation of its consultant, stated as multiples of base salary, are 100% for the President and CEO, 50% for Senior Vice Presidents and 35% for Vice Presidents. The structure of base salaries, annual target bonuses and annual long-term incentive grants has been designed to provide total direct compensation opportunities that are within the range of competitive practice relative to the Peer Group companies. The total direct compensation opportunities for the Company’s NEOs position them relative to the Compensation Peer Group as follows: Mr. Sheptor, 37th percentile, Mr. Bolognini, 22nd percentile, Mr. Henneberry, 31st percentile, Mr. Mechler, 17th percentile and Ms. Carter, 17th percentile.

Thirty percent of the restricted shares were granted in a time vesting award and will vest over 34 months. One-third of the time vesting shares vested at the end of fiscal 2011, one-third will vest at the end of fiscal 2012 and the remaining one-third will vest at the end of fiscal 2013. Seventy percent of the restricted shares were granted in a performance based award and will vest at the end of fiscal 2013, subject to the Company achieving the performance objectives in fiscal 2011 through fiscal 2013. The performance objective for the three-year period ending on September 30, 2013 is to achieve total shareholder return that equals or exceeds the median total shareholder return for the Compensation Peer Group for the comparable three-year period. The fiscal 2011 restricted stock awards for the NEOs place them between the 39th and 64th percentile of long-term incentive awards for the Compensation Peer Group.

Incentive Compensation Recoupment Policy

Following a review and analysis of relevant governance and incentive compensation practices and policies across the Compensation Peer Group and other public companies, the Committee instituted a recoupment policy (also referred to as a “clawback” policy) under which incentive compensation payments and/or awards may be recouped by the Company if such payments and/or awards were based on erroneous results. If the Committee determines that an executive officer or other key executive of the Company who participates in any of the Company’s incentive plans has engaged in intentional misconduct that results in a material inaccuracy in the Company’s financial statements or fraudulent or other willful and deliberate conduct that is detrimental to the Company, the Committee may take a variety of actions including, among others, seeking repayment of incentive compensation (cash and/or equity) that is greater than what would have been awarded if the payments/awards had been based on accurate results and the forfeiture of incentive compensation. As this policy suggests, the Committee believes that any incentive compensation should be based only on accurate and reliable financial and operational information, and, thus, any inappropriately paid incentive compensation should be returned to the Company for the benefit of shareholders. The Committee expects that the implementation of this policy will serve to enhance the Company’s compensation risk mitigation efforts. While the implemented policy affords the Committee discretion regarding the application and enforcement of the policy, the Company and the Committee will conform the policy to any requirements that may be promulgated by the national stock exchanges in the future, as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Post-Employment Benefits

The Company has a Retirement Plan covering non-union employees of the Company and its subsidiaries. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under the Retirement Plan as of March 31, 2003. As a result, Mr. Mechler is the only NEO who participates in the Retirement Plan.

Perquisites and Other Benefits

The Company provides only minimal perquisites to its NEOs as follows:

Executive	Perquisite or Benefit Provided
John C. Sheptor	• Dependant Medical Cost Reimbursement

Louis T. Bolognini	• N/A

Patrick D. Henneberry	• N/A

H.P. Mechler	• Tax preparation assistance

Raylene M. Carter	• N/A

In addition, executive officers are eligible for the same benefit plans provided to other employees, including medical and dental, disability, 401(k) match, relocation assistance and term life insurance programs. There are no special insurance plans for officers. Officers receive vacation based on their years of service, with a minimum of four weeks.

Employment, Severance and Change of Control Agreements

The Company has entered into employment, severance or change of control agreements with the following named officers, each of whom has the following current salary:

Name	Salary
John C. Sheptor	$600,600
Louis T. Bolognini	$308,672
Patrick D. Henneberry	$368,413
H.P. Mechler	$336,960
Raylene M. Carter	$238,000

The change of control provisions under all such agreements are subject to a “double trigger,” which requires that both a change of control and the termination of employment occur for any benefits under the agreements to become payable.

Mr. Sheptor has an employment agreement with the Company that provides that in the absence of a change of control, in the event of his termination by the Company without cause or his resignation from the Company with good reason as that term is defined in his employment agreement, he will receive severance payments equal to two times his annual salary plus a pro rata bonus for the year of termination and reimbursement for premiums to continue health care coverage for himself and his dependents until the earlier of two years and the date he and his dependants become covered under similar plans of another employer. Messrs. Henneberry and Bolognini each have a severance and change of control agreement that provides that in absence of a change of control, in the event of the executive’s termination by the Company without cause or the executive’s resignation from the Company with good reason as that term is defined in the executive’s severance and change of control agreement, the executive will receive a severance payment equal to one-time his annual salary. The Company has change of control agreements with Mr. Mechler and Ms. Carter. These agreements provide that in the event of a change of control and the termination of the executive’s employment by the Company without cause or by the executive with good reason as that term is defined in the change of control agreements, the executive would receive a change of control severance payment equal to the multiple of annual salary summarized in the paragraph below. Mr. Sheptor’s employment agreement contains a change of control provision and Messrs. Bolognini’s and Henneberry’s severance and change of control agreements contain a change of control provision, each with a base term of 12 months. The initial base term for each of Mr. Mechler’s and Ms. Carter’s change of control agreement was 18 months. Following completion of the initial base term, each change of control agreement or severance and change of control agreement, as applicable, will be automatically renewed and extended for successive one-year terms unless the Company provides notice otherwise. Each of Messrs. Sheptor’s, Henneberry’s and Bolognini’s foregoing agreements was amended in August 2009. Mr. Mechler’s agreement was amended in December 2008 for compliance with Internal Revenue Code Section 409A and the regulations promulgated thereunder.

Each of Messrs. Sheptor’s, Henneberry’s and Bolognini’s employment agreement or severance and change of control agreement, as applicable, provides for a lump sum payment within 30 days after the employee’s termination. The change of control agreements of Mr. Mechler and Ms. Carter provide for a lump sum payment within 30 days after the later of the employee’s termination and the effectuation of the change of control (as defined therein). The total amount paid by the Company on a change of control coupled with termination of employment will equal the lesser of (i) a specified number of months (36 months for Mr. Sheptor, 18 months for

Messrs. Bolognini, Henneberry and Mechler and 12 months for Ms. Carter) of the employee’s then current base salary amount or (ii) the maximum amount that the employee could receive pursuant to the change of control without becoming subject to excise taxes. Mr. Sheptor’s employment agreement also provides for payment of a pro rata bonus and reimbursement of healthcare premiums for himself and his dependants until the earlier of two years and the date he and his dependants become covered under similar plans of another employer. The Company is required to make such payments if during the “protected period” (which generally commences 90 days prior to and ends 18 months after a change of control except for Mr. Sheptor, whose “protected period” commences upon and ends one year after a change of control) (a) the Company terminates the employee’s employment without cause (as defined therein) or (b) the employee terminates his or her own employment for “good reason” which generally includes (1) a material reduction of the employee’s duties or responsibilities, (2) a material reduction in the employee’s salary, (3) a material relocation of the employee’s primary office or (4) the failure by the Company to obtain the unconditional assumption of the Company’s obligations to the employee under the change of control agreement by any successor. A termination for “good reason” requires the employee to notify the Company within 90 days of the “good reason” permitting the employee to terminate employment and the Company’s failure to cure the “good reason” within 30 days.

The Company entered into these agreements to foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if the Company were to be acquired by another entity. The Company also believes that these agreements help ensure that key executives continue to perform in their roles when a potential change of control is impending, are protected against the loss of their positions following a change in the ownership or control of the Company, and fulfill their expectations for long-term incentive compensation arrangements. For more information regarding these arrangements, see “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Impact of Accounting and Tax Treatments

Accounting Treatment

The Company recognizes compensation expense for awards of stock options based on the grant date fair value of those awards. For purpose of estimating the fair value of options on their date of grant, the Company began using a binomial lattice option pricing model for fiscal 2005 grants; previously the Company used the Black-Scholes option pricing model. The adoption of SFAS 123R led to a shift by the Company from the use of stock options to restricted stock awards to reduce equity dilution.

Tax Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), public companies are precluded from receiving a tax deduction on compensation paid to certain executive officers in excess of $1,000,000 that does not meet the definition under the Code of “qualified performance-based compensation.” The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will serve the interests of shareholders and further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF IMPERIAL SUGAR COMPANY

John K. Sweeney, Chair

Gaylord O. Coan

James J. Gaffney

David C. Moran

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company for the fiscal year ended September 30, 2011 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of September 30, 2011 (collectively, the “NEOs”).

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation (6)	Total ($)
John C. Sheptor	2011	600,600	—	600,606	—	—	—	15,358	1,216,564
President and Chief	2010	594,381	—	577,499	—	—	—	12,628	1,184,507
Executive Officer	2009	571,154	202,125	632,745	—	—	—	12,645	1,777,529

Louis T. Bolognini	2011	308,672	25,000	154,332	—	—	—	12,628	500,632
Senior Vice President	2010	303,968	—	145,599	—	—	—	12,702	462,269
Secretary and General Counsel	2009	288,616	50,960	145,597	—	—	—	74,305	507,689

Patrick D. Henneberry	2011	368,413	—	184,200	—	—	—	10,200	562,813
Senior Vice President	2010	365,994	—	179,720	—	—	—	10,140	555,853
Commodities Management	2009	354,732	62,900	179,707	—	—	—	7,920	566,906

H. P. Mechler	2011	336,960	25,000	168,480	—	—	19,771	14,068	564,279
Senior Vice President and	2010	333,471	—	162,002	—	—	29,465	14,053	538,990
Chief Financial Officer	2009	318,462	56,700	161,995	—	—	61,399	14,336	590,777

Raylene M. Carter (1)	2011	237,230	—	122,932	—	—	—	50,177	410,338
Vice President—	2010	187,129	—	36,995	—	—	—	17,994	242,118
Manufacturing	2009	113,846	10,023	28,220	—	—	—	51,459	203,548

(1)	Ms. Carter was Refinery Manager of the Gramercy, Louisiana Refinery from February 16, 2009 until her appointment as Vice President—Manufacturing on December 9, 2010.
(2)	The bonuses for 2009 and 2011 were discretionary cash awards granted to the NEOs on December 3, 2009 for performance in fiscal 2009 and on December 16, 2011 for performance in fiscal 2011.
(3)	The amount reflected in this column is the aggregate grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718.
(4)	The annual cash incentive paid to the Company’s NEOs under the Management Incentive Plan is included in the column “Non-Equity Incentive Plan Compensation.”
(5)	Amounts in this column reflect the change in actuarial present value of the accumulated benefit under the Retirement Plan for Mr. Mechler.
(6)	All other compensation includes the following:

	Fiscal 2011
Name	401(k) Match	Life Insurance	Dependant Medical Cost Reimbursement	Relocation Cost	Tax Gross-Up on Relocation	Tax Preparation	Total
John C. Sheptor	$11,278	$990	$5,524	—	—	—	$15,358
Louis T. Bolognini	11,638	990	—	—	—	—	12,628
Patrick D. Henneberry	9,210	990	—	—	—	—	10,200
H.P. Mechler	11,638	990	—	—	—	$1,440	14,068
Raylene M. Carter	9,014	990	—	$27,092	$13,081	—	50,177

	Fiscal 2010
Name	401(k) Match	Life Insurance	Dependant Medical Cost Reimbursement	Relocation Cost	Tax Gross-Up on Relocation	Tax Preparation	Total
John C. Sheptor	$11,638	$990	$6,353	—	—	—	$12,628
Louis T. Bolognini	11,712	990	—	—	—	—	12,702
Patrick D. Henneberry	9,150	990	—	—	—	—	10,140
H.P. Mechler	11,638	990	—	—	—	$1,425	14,053
Raylene M. Carter	5,708	990	—	$7,847	$3,448	—	17,994

	Fiscal 2009
Name	401(k) Match	Life Insurance	Tax Preparation	Relocation Cost	Tax Gross-Up on Relocation	Total
John C. Sheptor	$11,637	$1,008	—	—	—	$12,645
Louis T. Bolognini	11,152	1,008	—	$49,146	$12,999	74,305
Patrick D. Henneberry	6,912	1,008	—	—	—	7,920
H.P. Mechler	11,637	1,008	$1,691	—	—	14,336
Raylene M. Carter	1,423	413	—	32,556	17,067	51,459

Grants of Plan-Based Awards for Fiscal 2011

The following table sets forth certain information concerning annual incentive and restricted stock awards granted during fiscal 2011.

Name	Grant Date		Estimated Possible Payouts Under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Award: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Sheptor			—	600,600	1,201,200
	01/03/11	(2)				31,826	31,826	31,826		420,421
	01/03/11	(3)							13,640	180,184
Louis T. Bolognini			—	154,336	308,672
	01/03/11	(2)				8,178	8,178	8,178		108,031
	01/03/11	(3)							3,505	46,301
Patrick D. Henneberry			—	184,207	368,413
	01/03/11	(2)				9,761	9,761	9,761		128,943
	01/03/11	(3)							4,183	55,257
H. P. Mechler			—	168,480	336,960
	01/03/11	(2)				8,928	8,928	8,928		117,939
	01/03/11	(3)							3,826	50,541
Raylene M. Carter			—	71,400	142,800
	01/03/11	(2)				4,414	4,414	4,414		58,309
	01/03/11	(3)							1,892	24,993
	01/03/11	(4)							3,000	39,630

(1)	The 2011 MIP established a corporate performance measure, as well as personal objectives weighted proportionately based on the position of the NEO. For the performance measure of the MIP, there is a threshold level below which no payments are made, a target level at which up to 100% of the target award is paid and a maximum level of performance at which up to 200% of the target award is paid, with interpolation between these percentages. The performance measure was EBITDA, with the threshold being $19 million of EBITDA. At achievement of EBITDA greater than $19 million and up to $23.75 million, incentives between 1% and 50% of target would be earned proportionately to the percentage by which EBITDA exceeds $19 million. At achievement of greater than $23.75 million and up to $28.5 million of EBITDA, incentives between 50% and 100% of target would be earned proportionately to the percentage by which EBITDA exceeds $23.75 million. At achievement of EBITDA greater than $28.5 million and up to $38 million, incentives between 100% and 200% of target would be earned proportionately to the percentage by which EBITDA exceeds $28.5 million. The MIP is described in detail in the Compensation Disclosure and Analysis.
(2)

Seventy percent of restricted stock awards granted in January 2011 were granted in a three-year performance based award that vests at the end of fiscal 2013, subject to the Company achieving a Total Shareholder Return (TSR) for the three-year period ended

September 30, 2013, equaling or exceeding the median TSR for its peer group. If the Company’s TSR for the three-year period is below the peer group median TSR, no shares will vest therefore, threshold, target and maximum number of shares are the same. The restricted stock awards are described in detail in the Compensation Disclosure and Analysis.

(3)	Thirty percent of restricted stock awards granted in January 2011 were granted in a time vesting award that vests over 34 months beginning at the end of fiscal 2011. The restricted stock awards are described in detail in the Compensation Disclosure and Analysis.
(4)	In connection with her appointment as Vice President—Manufacturing, Ms. Carter was granted 3,000 shares of restricted stock which vest 40% on the second anniversary and 60% on the fourth anniversary of the grant date.

The amounts actually paid to each of the NEOs under the 2011 MIP are included in the Summary Compensation Table column “Non-Equity Incentive Plan Compensation.” The average of the high and low price of the Company’s common stock on January 3, 2011, the grant date for the restricted stock awards, was $13.21.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth certain information with respect to the NEOs concerning options and restricted stock awards outstanding as of September 30, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John C. Sheptor	—	—	—	—	75,915	488,893
Louis T. Bolognini	—	—	—	—	27,582	177,628
Patrick D. Henneberry	8,334	—	6.78	3/1/2015	22,507	144,945
H.P. Mechler	5,834	—	6.78	3/1/2015	20,454	131,724
Raylene M. Carter	—	—	—	—	13,126	84,531

Option Exercises and Stock Vested for Fiscal 2011

The following table sets forth certain information with respect to the NEOs concerning stock options exercised and restricted stock that vested during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John C. Sheptor	—	—	121,608	1,306,281
Louis T. Bolognini	—	—	8,293	55,111
Patrick D. Henneberry	—	—	12,135	94,413
H.P. Mechler	—	—	11,696	75,611
Raylene M. Carter	—	—	2,486	16,528

(1)	Assumes all performance objectives in January 3, 2011 grant are met.

Pension Benefits

The Company has a Retirement Plan (the “Retirement Plan”), which is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under the Retirement Plan as of March 31, 2003. As a result, Mr. Mechler is the only NEO who participates in the Retirement Plan.

Annual benefits under the Retirement Plan are based on a five-year average of base pay plus bonuses. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service, with service measured through March 31, 2003. Mr. Mechler is subject to certain grandfathered provisions under the prior plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. The projected total annual benefits payable from the Retirement Plan to Mr. Mechler is $29,062. Messrs. Sheptor, Bolognini and Henneberry and Ms. Carter are not participants in the plan.

Potential Payments Upon Termination or Change of Control

As described under “Compensation Discussion and Analysis—Employment, Severance and Change of Control Agreements,” the Company has entered into employment, severance or change of control agreements with each of the NEOs. The only payments due upon death, disability or retirement are to Mr. Mechler pursuant to the Retirement Plan, which was generally available to all non-union employees of the Company and its subsidiaries until benefits were frozen and benefit accruals and participation ceased as of March 31, 2003. The following table summarizes the potential payments to the NEOs upon termination or change of control assuming a September 30, 2011 termination date.

Name	Compensation Components	Involuntary With Cause(2)	Involuntary Without Cause(2)(3)	Change of Control(4)	Change of Control With Termination (2)(4)(5)
John C. Sheptor (1)	Salary/Bonus	—	$1,201,200	—	$1,801,800
	Long-Term Incentives:
	Restricted Shares	—	—	$488,893	$488,893
Louis T. Bolognini	Salary/Bonus	—	$308,672	—	$463,008
	Long-Term Incentives:
	Restricted Shares	—	—	$177,628	$177,628
Patrick D. Henneberry	Salary/Bonus	—	$368,413	—	$552,620
	Long-Term Incentives:
	Restricted Shares	—	—	$144,945	$144,945
H.P. Mechler	Salary/Bonus	—	—	—	$505,440
	Long-Term Incentives:
	Restricted Shares	—	—	$131,724	$131,724
Raylene M. Carter	Salary/Bonus	—	—	—	$238,000
	Long-Term Incentives:
	Restricted Shares	—	—	$84,531	$84,531

(1)	Mr. Sheptor would receive reimbursement for premiums to continue health care coverage for himself and eligible dependents until the earlier of two years and the date he and his dependents became covered under similar plans of another employer upon involuntary termination without cause and change of control with termination. He would also receive outplacement assistance not to exceed $30,000 in the event of termination without cause and change of control with termination.
(2)	All NEOs receive salary through the month of termination/retirement and compensation for accrued and unused vacation days.
(3)	Messrs. Sheptor, Henneberry and Bolognini would receive severance payments upon involuntary termination without cause based on a multiple of annual base salary as follows: two times base salary for Mr. Sheptor plus a pro rata bonus for the year of termination and one times base salary for Messrs. Henneberry and Bolognini.
(4)	All non-vested equity grants, options and restricted stock vest upon the occurrence of this event.
(5)	Mr. Sheptor would receive 3 times his base annual salary plus a pro rata bonus for the year of termination if a change of control occurs and he is terminated without cause or resigns for good reason within 12 months of the change of control. Messrs. Henneberry, Mechler and Bolognini would receive 1.5 times their base annual salaries and Ms. Carter would receive 1 times her base annual salary if a change of control occurs and they are terminated without cause or resign for good reason within 18 months of the change in control.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously

recommends a vote FOR this proposal.

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2012. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

A representative of Deloitte & Touche LLP is expected to attend the 2012 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

Should the shareholders not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Audit Fees

The aggregate fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2011 and 2010 are noted in the following table.

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$1,074,225	$1,328,742
Audit-Related Fees (2)	24,375	22,632
Tax Fees (3)	92,165	160,402

(1)	Includes audit fees related to the Sarbanes-Oxley Act.
(2)	Includes agreed upon procedures reports required by USDA and State of Georgia, accounting consultation and SEC matters.
(3)	Includes tax compliance services totaling $23,000 in fiscal 2011 and $16,500 in fiscal 2010, as well as tax consulting related to strategic transactions and other tax planning matters.

All audit-related fees, tax fees and other fees were pre-approved by the Audit Committee. The Audit Committee, as provided in its charter, delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of permitted non-audit services, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee has considered whether the provision of the non-audit services referenced above are compatible with maintaining Deloitte & Touche LLP’s independence.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors unanimously

recommends a vote FOR this proposal.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides that the Company’s shareholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As described in detail under the heading “Executive Compensation,” the Company’s executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value. Under the programs, the Company’s named executive officers are provided with opportunities to earn rewards for the achievement of specific annual and long-term goals that are directly relevant to the Company’s short-term and long-term success. Please read the “Compensation Discussion and Analysis” beginning on page 16 for additional details about the Company’s executive compensation philosophy and programs, including information about the fiscal year 2011 compensation of the Company’s named executive officers.

The Executive Compensation Committee of the Board of Directors continually reviews the Company’s compensation programs to ensure they achieve the desired objectives. As a result of its review process, in fiscal year 2011 and for fiscal year 2012 the Executive Compensation Committee has taken the following actions with respect to the Company’s executive compensation practices:

•

established corporate performance goals under the Company’s Management Incentive Plan based on the Company’s attainment of certain EBITDA levels, creating a clear and direct relationship between executive pay and corporate performance that was affirmed by no bonuses being generated or paid as a direct result of the Company’s failure to attain the specified EBITDA levels;

•

made grants of restricted stock in fiscal year 2011 in awards that were partially based on time-vesting (30%) and substantially based on three-year performance vesting (70%), which approach has been designed to reward executive officers for the achievement of strategic and long term goals that are commensurate with sustained increases in shareholder value;

•

did not provide salary merit increases due to poor corporate performance and used only limited discretion in awarding two bonuses (totaling $50,000) to two senior executives whose individual performance and accomplishments, as discussed earlier in the proxy statement, were noteworthy and beneficial to the Company and its shareholders.

The Company seeks your advisory vote on the compensation of the Company’s named executive officers. The Company asks that you support the compensation of the Company’s named executive officers as described in this proxy statement by voting in favor of this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee will review the voting results and consider them, along with any specific insight gained from shareholders of the Company and other information relating to the shareholder vote on this proposal, when making future decisions regarding executive compensation.

OTHER MATTERS

A copy of the Company’s Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2011, accompanies this proxy statement but is not a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2013 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than October 4, 2012 to be eligible for inclusion in the Company’s proxy material relating to that meeting. Additionally, the proxy solicited by the Board of Directors for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2013 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before December 18, 2012.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors,

LOUIS T. BOLOGNINI

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

IMPERIAL SUGAR COMPANY This proxy is solicited by the Board of Directors Annual Meeting of Shareholders March 22, 2012

The shareholder(s) hereby appoint(s) John C. Sheptor and Louis T. Bolognini, or either of them, as attorneys and proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock, without par value, of Imperial Sugar Company that the shareholder(s) is/are entitled to vote, with all powers that the undersigned would possess if personally present, at the 2012 Annual Meeting of Shareholders to be held at 8:00 a.m., Central Time, on March 22, 2012 at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479, and any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such matters as may properly come before the meeting or adjournment thereof all as set forth in the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

Continued and to be signed on the reverse side

IMPERIAL SUGAR COMPANY	VOTE BY MAIL
ONE IMPERIAL SQUARE 8016 HIGHWAY 90A SUGAR LAND, TX 77478	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

IMPERIAL SUGAR COMPANY
The Board of Directors recommends a vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a)	John Sheptor	☐	☐	☐
1b)	John K. Sweeney	☐	☐	☐
The Board of Directors recommends a vote FOR proposals 2 and 3:		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2012	☐	☐	☐	4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
3.

Advisory proposal to approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion

		☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, the proxy will be voted FOR the election of each of the nominees for director and FOR items 2 and 3. If any others matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

		Yes	No
Please indicate if you plan to attend the meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN THE BOX]	Date				Signature (Joint Owners)	Date